Exhibit 3(d)(ii)
THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM
AND
ARTICLES OF ASSOCIATION
OF
SRA TECHNOLOGIES CYPRUS LIMITED

THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
OF
SRA TECHNOLOGIES CYPRUS LIMITED

Name.	1.	The name of the Company is SRA TECHNOLOGIES CYPRUS LIMITED.

Office.	2.	The registered office of the Company will be situated in Cyprus.

Objects.	3.	The objects for which the Company is established are:

Consultants.
(1)  To carry on, in any part of the world activities of business consultants, management consultants to industrial, commercial or any other enterprises in general, and to advise on methods of development and improvement of such enterprises in the fields of technology, industry and commerce as well as on matters of personnel and administration, introduction of systems or processes of production, storage, distribution, marketing of products and systems of sales and sales’ promotion and to undertake research and special studies on all the above mentioned matters and to undertake and promote the establishment of business in any part of the world and promote to this effect the creation of companies, partnerships, branches and in general all forms of carrying on business.

Development of software programs for computers
(2)  To prepare studies, evaluations of operating software programs and application software, analysis and plans for systems, develop, improve, maintain and standardise, application software, as well as buy, sell, licence, import and trade in operating and application software. To carry out any type of business which are related to the uses, installation , sale operation of computer systems, as well as computer software, as well as to provide advisory services on mattters relating to information technologh and automation.

To acquire and provide services and employees.
(3)  To provide or secure from others the provision of every and any services, employment of any nature referring to the business sector which any person, firm, or company wishes in connection with any business exercised by them including the engagement, training and lease of professional, clerical, manual and technical and other personnel and workers and particularly specialized personnel.

General trade.
(4)  To carry on, either alone or in common with others, in any part of the world, either in free zones or bonded areas or elsewhere, the business of commerce, works or general trade business, imports, exports, buying, selling, exchanging or in any other way trading of goods, industrial products, agricultural products, jewellery, watches, fruits, dried fruits, fruit juices, canned fruits, meats, dairy products, precious and semi precious stones, minerals, and in general products of any kind and denomination, either on cash basis, or on credit, or on hire purchase or against any other consideration and to carry on the business of commission agents, agents, brokers for any kind of trading transactions and for imports, exports, purchases, sales, exchanges of goods, industrial products, building materials, office equipment and supplies, minerals, agricultural products and in general of products of any kind and of any nature.

Industrial activities.
(5)  To carry on the business of manufacturers, industrial packers for agricultural and stock-breeding products, meats, fruits, dairy products, fruit juices and other similar products, dried nuts, wines, industrial products of any kind as well as of industrial processors of precious and semi-precious materials, raw materials, waste materials, fruits, watches, jewellery, textiles and textile products, building materials as well as of every kind of product or item which is made partly or wholly of metals of any kind, glass, wood of any type, plastic, ceramic, leather, or any other raw or processed material and to trade with all the above products and goods.

Manufacture, wholesale of chemical products etc.
(6)  To carry on the business of manufacturing, wholesale and retail chemists and pharmacists and of manufacturers, refiners, processors, dealers, representatives distributors and agents of all kinds of diagnostic tests, natural remedies, vaccines, drugs, chemicals, pharmaceuticals and biological, chemical and medicinal preparations, articles and compounds of whatever nature and of manufacturers, assemblers, repairers, dealers, representatives, distributors and agents of all kinds of scientific, laboratory, medical, surgical, electrical, photographic and other apparatus, appliances, instruments, devices, systems and ancillary items of whatever nature, and to carry out investigations, experimentation and research of every description in relation to all of the aforesaid services, products, equipment and systems and the technologies associated therewith, and to develop, improve and extend the same in whatever respects and by whatever means.

To acquire movable and immovable property.
(7)  To purchase, obtain by way of gift, take on lease or sub-lease or in exchange, or otherwise acquire or possess and hold (for any estate or interest) any lands, buildings, easements, rights, privileges, concessions, permits, stock-in-trade, (for the activities of the company) and movable and immovable property of any kind and description (whether mortgaged charged or not).

Manufacture and trade of electronic equipment.
(8)  To carry on the business of manufacturers of computers of any kind, radios, televisions, tape recorders, telephones, telex and telefax equipment, appliances for the reproduction of sound and vision, speakers, calculators, appliances of any kind used in wireless communications as well as any other similar products and to carry on the business of traders in all the above products and goods.

Tourist and other related activities.
(9)     To carry on the activities of tourist agents and representatives, to undertake as a contractor or sub-contractor the carrying out of tourist excursions and to provide all the related or connected to these services and facilities and to provide all services of any kind to tourists and travellers including their accommodation in hotels or other lodgings of any nature and to organise and manage tourist holidays, trips and excursions as well as to carry on the activities of preparers of lunches and food and of public caterers.

To erect and manage hotels and other buildings etc
(10)   To erect, maintain, work, manage, construct, reconstruct, alter, enlarge, repair, improve, adapt, furnish, decorate, control, pull down, replace any shops, offices, flats, hotels, motels, chalets, apartment blocks, villas, clubs, tourist resort facilities, electric works, or irrigation or water supply works, workshops, plants, mills, machinery, machines, warehouses and any other works, buildings, plants, conveniences or structures whatsoever, which the company may consider desirable for the purposes of its business and to contribute to, subsidize or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

To carry on transportation services.
(11)   To engage in ocean, coastal and riverside transportation as well as air and land transportation and generally to carry goods, freight, passengers, mail and personal effects by sea, air and land anywhere in the world.

To acquire and lease property and equipment.
(12)   To acquire or possess either by purchase, lease, exchange or otherwise, offices or other property, lodgings, furniture, equipment, components and branches or any objects for the purpose of leasing or renting them or to make them available for use or otherwise by any person, firm or company.

To carry on other business.
(13)   To carry on any other business or activity or do any act whatsoever which may seem to the Directors capable of being conveniently or advantageously carried on or done in connection with any of the above objects or calculated directly of indirectly to enhance the value of or render more profitable any of the company’s business property or rights and to undertake any work or business carried on or performed prior to incorporation, which the company decides to take over or continue.

To deal with property of the company in general and to advertise.
(14)   To improve, manage, control, cultivate, develop, exploit, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, grant as gift, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property in, assets and rights of the company or in which the company is interested in or otherwise assume all or part of the assets of the company and to adopt such means of making known and advertising the business and products of the company as may seem expedient.

To deal in movable property.
(15)   To manufacture, repair, import, buy, sell, export, let on hire and generally trade or deal in, any kind of accessories, articles, apparatus, plant, machinery, tools, electronic equipment, computers, domestic video recorders and radios, goods, properties, rights to ownership and rights of any nature or things of any description capable of being used or dealt with by the company in connection with any of its objects.

To deal in immovable property.
(16)   To deal in, utilise for building or other purposes, let on lease or sublease or on hire, to assign or grant licence over the whole or part or parts of immovable property and, charge or mortgage, the whole or any part or parts of the immovable property belonging to the company or any rights therein or in which the company is interested on such terms as the company shall determine.

To acquire other businesses.
(17)   To purchase or otherwise acquire all or any part of the business, assets, property and liabilities of any company, society, partnership or person, formed for all or any part of the purposes within the objects of this company, or established to carry on any business or intending to carry on any business which this company is authorised to carry on, or intending to carry on such activities possessing property suitable for the purposes of the company and to undertake, conduct and carry on, or liquidate and wind up, any such business and in consideration for such acquisition to pay in cash, issue shares, undertake any liabilities or acquire any interest in the vendor’s business.

To acquire patents, etc.
(18)   To apply for and take out, purchase or otherwise acquire any designs, trade marks, patents rights or inventions, brevets d’invention, copyright or secret processes, which may be useful for the company’s objects, and to grant licences to use the same.

To pay preliminary and other expenses.
(19)   To pay all costs, charges, and expenses incurred or sustained in or about the promotion, formation and establishment of the company, or which the company shall consider to be in the nature of preliminary expenses or expenses incurred prior to incorporation and with a view to incorporation, including therein fees for professional services, the cost of advertising, taxes, commissions for underwriting, brokerage, printing and stationery, salaries to employees and other similar expenses and expenses attendant upon the formation and functioning of agencies, local boards or local administration or other bodies, or expenses relating to any business or work carried on or performed prior to incorporation, which the company decides to take over or continue.

To pay underwriting commissions.
(20)   Upon any issue of shares, debentures or other securities of the company, to employ brokers, commission agents and underwriters, organisations or banks underwriting the issue of securities and to provide for the remuneration of such persons for their services by payment in cash or by the issue of shares, debentures or other securities of the company, or by the granting of options to take the same, or in any other manner allowed by law.

To borrow or raise money.
(21)   To borrow, raise money or secure obligations (whether of the company or any other person) in such manner and on such terms as may seem expedient, including the issue of debentures, debenture stock (perpetual or tenninable), bonds, mortgages or any other securities, founded or based upon all or any of the property and rights of the company, including its uncalled capital, or without any such security, and upon such terms as to priority or otherwise, as may be thought fit by the company.

To lend and give credit and guarantees.
(22)   To lend and advance money or give credit to any person, firm or company, to guarantee and give guarantees or indemnities for the payment of money or the performance of contracts or obligations by any person, firm or company, to secure or undertake in any way the repayment of money lent or advanced to or the liabilities incurred by any person, firm or company, and otherwise to assist any person or company in any way as may be thought fit.

To draw, etc. negotiable instruments.	(23) To draw, execute, issue, accept, make, endorse, discount and negotiate bills of exchange, promissory notes, bills of lading, and other negotiable or transferable instruments or securities.

To receive money on deposit.	(24) To receive money on deposit, with or without allowance of interest thereon.

To make advances.	(25) To advance and lend money either upon receiving such security or guarantee as may be thought proper, or without taking any such security therefor.

To invest.	(26) To invest the moneys of the company not immediately required in such manner, other than in the shares of this company, as from time to time may be determined by the Directors.

To underwrite.
(27)   To issue, or guarantee the issue of or the payment of interest on the issue of shares, debentures, debenture stock, or other securities or obligations of any company or association, and to payor provide for the payment of brokerage, commission, and underwriting expenses in respect of any such issue.

To acquire shares in other companies.
(28)   To acquire by subscription, purchase or otherwise, and to accept, take, hold, trade in, convert and sell any kind of shares, stock, debentures or other securities or interest in any other company, society or undertaking whatsoever.

To issue shares and securities and remunerate persons in consideration of property or services.
(29)   To issue and allot fully or partly paid shares in the capital of the company or issue debentures or securities in full payment or part payment of any movable or immovable property purchased or otherwise acquired by the company or any services rendered to the company and to remunerate in cash or otherwise any person, firm or company for the rendering services to this company or grant donations to such persons.

To establish agencies.	(30) To establish anywhere in the world branch offices, regional offices, agencies and local boards and to regulate and to discontinue the same.

To provide for officers,	(31) To provide for the welfare of officers or of persons in the employment of the company, or former officers or formerly in the employment of the employees and their families.
company or its predecessors in business (including officers or employees of any subsidiary or associated or allied company, and the wives, widows, dependants and families of such persons), by grants of money, pensions or other payments, (including payments of insurance premia) and to form, subscribe to, or otherwise aid, any trust, fund or scheme for the benefit of such persons, and any benevolent, religious, scientific, national or other institution or object of any kind, which shall have any moral or other claims to support or aid, by the company by reason of the nature or the locality of its operations or otherwise.

To subscribe to charities.
(32)   From time to time to subscribe or contribute to any charitable, benevolent, or useful object of a public character the support of which will, in the opinion of the company, tend to increase its repute or popularity among its employees, its customers, or the public.

To amalgamate or work jointly.
(33)   To enter into and carry into effect any arrangement for joint working in business, union of interests, limiting competition, partnership or for sharing of profits, or for amalgamation, with any other company, partnership or person, carrying on business within the objects of this company.

To promote companies.
(34)   To establish, promote and otherwise assist, any company or companies for the purpose of acquiring any of the property or furthering any of the objects of this company or for any other purpose which may seem directly or indirectly calculated to benefit this company.

To promote legislation and enter into arrangements with Governments.
(35)   To apply for, promote, and obtain any Law, Order, Regulation, By-Law, Decree, Charter, concession, right, privilege, licence or permit for enabling the company to carry any of its objects into effect, or for effecting any modification of the company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may be calculated directly or indirectly to prejudice the company’s interest and to enter into and execute any arrangement with any Government or Authority, (supreme, municipal, local or otherwise) that may seem conducive to the company’s objects or any of them.

To sell undertaking.
(36)   To sell, dispose of, mortgage, charge, grant rights or options or transfer the business, property and undertakings of the company, or any part or parts thereof, for any consideration which the company may seem fit to accept.

To accept shares in payment.
(37)   To accept stock or shares in, or the debentures or mortgage debentures or other securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any other company.

To distribute assets in specie.
(38)   To distribute in specie or otherwise as may be resolved any assets of the company among its members and particularly the shares, debentures or other securities of any other company belonging to this company or of which this company may have the power of disposing.

To act as	(39) To do all or any of the matters hereby authorised in any part of the world agents.
either alone or in conjunction with other companies firms or persons either as factors, trustees, principals, sub-contractors or agents for, any other company, firm or person, or through any factors, trustees, sub-contractors or agents.

To register abroad and to act as secretary etc.	(40) To procure the company to be registered or recognised in any country or place to act as secretary, manager, director or treasurer of any other company.

General powers.	(41) Generally to do all such other things as may appear to the company to be incidental or conducive to the attainment of the above objects or any of them.

Construction of objects.
The objects set forth in any sub-clause of this clause shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except when the context expressly so requires, be in any way limited to or restricted by reference to or inference from any other object or objects set forth in such sub-clause or from the terms of any other sub-clause or marginal title or by the name of the company. None of such sub-clauses or the object or objects therein specified or the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the company shall have full power to endeavour to achieve all or any of the objects conferred by and provided in anyone or more of the said sub- clauses.

Activities.
Provided always that, as long as any of the shares of the company are beneficially owned by any person (legal or natural) who is not a resident of the Republic of Cyprus, the company will not do any business within the Republic except with the permission of the Central Bank of Cyprus and subject to the conditions of such permission.

Notwithstanding the above objects, authorities and other provisions.

The company (a) shall not provide any financial services other than to its shareholders or bodies corporate in its group of companies (for the purposes hereof the term “provision of financial services” includes dealing in investments, managing investments, giving investment advice or establishing and operating collective investment schemes. The term “investments” includes shares, debentures, government and public securities, warrants, certificates representing securities, units in collective investment schemes, options, futures and contracts for differences) and (b) shall not assume directly or indirectly, any obligations to the public, whether in the form of deposits, securities or other evidence of debt (for the purposes hereof the term “public” does not include banking or credit institutions, which are not related, legally or otherwise with the company or with the company’s shareholders. The term “deposits’ does not include sums of money received on terms which are referable to an agreement for the provision of goods or services other than “financial services” as described hereinabove. The term “debt” does not include credit obtained in relation to the provision of goods or services).

Liability.	4. The liability of the members is limited.

Capital.
5.     The share capital of the company is C£5.000 divided into 5.000 shares of C£t each, the company having the power to issue any of the shares, whether of the initial capital or of any subsequently increased capital, with any, or subject to any preferential, special or qualified rights or conditions either with regard to dividends or repayment of capital or voting or otherwise.

Signatories.
     WE, whose names and addresses are subscribed, are desirous of being formed into a company in pursuance of this memorandum of association, and we respectively agree to take the number of shares in the capital of the company set opposite our respective names.

Number of shares
NAMES, ADDRESSES AND	taken by each
DESCRIPTION OF SUBSCRIBERS	Subscriber

1. ________________________________ LAKOSERVICES LTD Company Limited by Shares 36 Byron Avenue Nicosia	1000 shares
Dated today the ________________ day of __________________ 2002
Witness to the above signatures:-

Name:

Occupation:

Address:

THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
SRA TECHNOLOGIES CYPRUS LIMITED
INTERPRETATION
1.	In these Regulations:-

“Cyprus” means the Republic of Cyprus.

“the Law” means the Companies Law, Cap. 113 or any Law substituting or amending same.

“the seal” means the common seal of the company.

“the secretary” means any person appointed to perform the duties of the secretary of the company.
     Expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, and other modes or representing or reproducing words in a visible form.
     Unless the context otherwise requires, words or expressions contained in these regulations shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these regulations become binding on the company.
TABLE “A” EXCLUDED
2.	The Regulations contained in Table “A” in the First Schedule to the Law shall not apply except so far as the same are repeated or contained in these Regulations.
PRELIMINARY
3.	The company is a private company and accordingly:-

(a)	the right to transfer shares is restricted in manner hereinafter prescribed;

(b)	the number of members of the company (exclusive of persons who are in the employment of the company and of persons who having been formerly in the employment of the company were, while in such employment, and have continued after the termination of such employment to be members of the company) is limited to fifty. Provided that where two or more persons hold one or more shares in the company jointly they shall for the purpose of this regulation be treated as a single member;

(c)	any invitation to the public to subscribe for any shares or debentures of the company is prohibited;

(d)	the company shall not have power to issue share warrants to bearer.
BUSINESS
4.	The company shall pay all preliminary and other expenses and enter into, adopt or carry into effect and take over or continue (with such modifications, if any, as the contracting parties shall agree and the board of directors, and where applicable, the members in meeting, shall approve), any agreement or business or work reached or carried on (as the case might be) prior to incorporation, as the company may decide.
SHARE CAPITAL AND VARIA TION OF RIGHTS
5.	The shares shall be at the disposal of the company which may by ordinary resolution allot or otherwise dispose of them, subject to regulation 3, and to the provisions of the next following regulation, to such persons at such times and generally on such terms and conditions as it thinks proper, and provided that no shares shall be issued at a discount, except as provided by section 56 of the Law.
6.	Unless otherwise determined by the company in general meeting any original shares for the time being unissued and not allotted and any new shares from time to time to be created shall, before they are issued, be offered to the members in proportion, as nearly as may be, to the number of shares held by them. Such offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, will be deemed to be declined, and after the expiration of such time, or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the company may subject to these regulations, dispose of the same in such manner as it thinks most beneficial to the company. The company may, in like manner, dispose of any such new or original shares as aforesaid, which, by reason of the proportion borne by them to the number of persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same cannot in the opinion of the company be conveniently offered in manner hereinbefore provided.
7.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the company may from time to time by ordinary resolution determine.

8.	Subject to the provisions of section 57 of the Law, any preference shares may, with the sanction of an ordinary resolution, be issued on the terms that they are, or at the option of the company are liable, to be redeemed on such terms and in such manner as the company before the issue of the shares may by special resolution determine.

9.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, whether or not the company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting shall apply, but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in the person or by proxy may demand a poll.

10.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

11.	The company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of 10 per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10 per cent of such price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The company may also on any issue of shares pay such brokerage as may be lawful.

12.	Except as required by law, no person shall be recognised by the company as holding any shares upon any trust, and the company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these regulations or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

13.	Every person whose name is entered as a member in the register of members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of 12.5 cent for every certificate after the first or such less sum as the directors shall from time to time determine. Every certificate shall be under the seal and shall specify the shares to which it relates and the amount paid up thereon.

Provided that in respect of a share or shares held jointly by several persons the company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

14.	If a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of 12.5 cent, or such less sum and on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the company of investigating evidence as the directors think fit.

15.	The company shall not give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the company or in its holding company nor shall the company make a loan for any purpose whatsoever on the security of its shares or those of its holding company, but nothing in this regulation shall prohibit transactions mentioned in the proviso to section 53(1) of the law.
LIEN
16.	The company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the company shall also have a first and paramount lien on all shares standing registered in the name of a single person for all moneys presently payable by him or his estate to the company; but the directors may at any time declare any share to be wholly or in part exempt from the provisions of this regulation. The company’s lien, if any, on a share shall extend to all dividends payable thereon.

17.	The company may sell, in such manner as the directors think fit, any shares on which the company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the person entitled thereto by reason of this death or bankruptcy.

18.	To give effect to any such sale the directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale shall be received by the company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS OF SHARES
20.	The directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, and each member shall (subject to receiving at least fourteen days’ notice specifying the time or times and place of payment) pay to the company at the time or times and place to specified the amount called on his shares. A call may be revoked or postponed as the directors may determine.

21.	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed and may be required to be paid by instalments.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding 8 per cent per annum as the directors may determine, but the directors shall be at liberty to waive payment of such interest wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case, of non-payment all the relevant provisions of these regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The directors may on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment.

25.	The directors may, if they think fit, receive from any member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the company in general meeting shall otherwise direct) 5 per cent per annum, as may be agreed upon between the directors and the member paying such sum in advance.
TRANSFER OF SHARES
26.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of members in respect thereof.

27.	Subject to such of the restrictions of these regulations as may be applicable, any member may transfer all or any of his shares by instructment in writing in any usual or common form or any other form which the directors may approve.

28.	The directors may decline to register the transfer of a share to a person of whom they shall not approve, and they may also decline to register the transfer of a share on which the company has a lien.

29.	The directors may also decline to recognise any instrument of transfer unless:-
(a)	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of shares.
30.	If the directors refuse to register a transfer they shall within two months after the date on which the transfer was lodged with the company send to the transferee notice of the refusal.

31.	The registration of transfers may be suspended at such times and for such periods as the directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty days in any year.

32.	The company shall be entitled to charge a fee not exceeding 12.5 cents on the registration of every probate, letters of administration, certificates of death or marriage, power of attorney, or other instrument.

33.	Regulations 26 and 27 shall be read subject to the provisions of Regulation 34.
34.	(a)	For the purposes of this regulation, where any person is unconditionally entitled to be registered as the holder of a share he and not the registered holder of such share shall be deemed to be a member of the company in respect of that share.
(b)	Except as hereinafter provided no shares in the company shall be transferred unless and until the rights of pre-emption hereinafter conferred shall have been exhausted.

(c)	Every member who desires to transfer any share or shares (hereinafter called the vendor) shall give to the company notice in writing of such desire (hereinafter called transfer notice). Subject as hereinafter mentioned, a transfer notice shall constitute the company the vendor’s agent for the sale of the share or shares specified therein (hereinafter called the said shares) in one or more lots at the discretion of the directors to the members other than the vendor at the price to be agreed upon by the vendor and the remaining members of the company, or, in case of difference or no such agreement, at the price which the auditor of the company for the time being shall, by writing under his hand, certify to be in his opinion the fair value thereof as between a willing seller and a willing buyer. A transfer notice may contain a provision that unless all the shares comprised therein are sold by the company pursuant to this regulation, none shall be so sold and any such provision shall be binding on the company.

(d)	If the auditor is asked to certify the fair price as aforesaid, the company shall, as soon as it receives the auditor’s certificate, furnish a certified copy thereof to the vendor and the vendor shall be entitled, by notice in writing given to the company within ten days of the service upon him of the said certified copy, to cancel the company’s authority to sell the said shares. The cost of obtaining the certificate shall be borne by the company unless the vendor shall give notice of cancellation as aforesaid in which case he shall bear the said cost.

(e)	Upon the price being fixed as aforesaid and provided the vendor shall not give notice of cancellation as aforesaid the company shall forthwith by notice in writing inform each member other than the vendor and other than members holding employees’ shares only of the number and price of the said shares and invite each such member to apply in writing to the company within twenty-one days of the date of dispatch of the notice (which date shall be specified therein) for such maximum number of the said shares (being all or any thereof) as he shall specify in such application.

(f)	If the said members shall within the said period of twenty-one days apply for all or (except where the transfer notice provides otherwise) any of the said shares, the directors shall allocate the said shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of shares in the company (other than employees’ shares) of which they are registered or unconditionally entitled to be registered as holders, provided that no applicant shall be obliged to take more than the maximum number of shares specified by him as aforesaid; and the company shall forthwith give notice of such allocations (hereinafter called an allocation notice) to the vendor and to the persons to whom the shares have been allocated and shall specify in such notice the place and time (being not earlier than fourteen and not later than twenty-eight days after the date of the notice) at which the sale of the shares so allocated shall be completed.

(g)	The vendor shall be bound to transfer the shares comprised in an allocation notice to the purchasers named therein at the time and place therein specified; and if he shall fail to do so the chairman of the company or some other person appointed by the directors shall be deemed to have been appointed attorney of the vendor with full power to execute, complete and deliver, in the name and on behalf of the vendor, transfers of the shares to the purchasers thereof against payment of the price to the company. On payment of the price to the company the purchaser shall be deemed to have obtained a good quittance for such payment and on execution and delivery of the transfer the purchaser shall be entitled to insist upon his name being entered in the register of members as the holder by transfer of the shares. The company shall forthwith pay the price into a separate bank account in the company’s name and shall hold such price in trust for the vendor.

(h)	During the six months following the expiry of the said period of twenty-one days referred to in paragraph (e) of this regulation, the vendor shall be at liberty,

(subject nevertheless to the provisions of regulation 28) to transfer to any person and at any price (not being less than the price fixed under paragraph (c) of this regulation) any share not allocated by the directors in an allocation notice. Provided that, if the vendor stipulated in his transfer notice than unless all the shares comprised therein were sold pursuant to this regulation, none should be so sold, the vendor shall not be entitled, save with the written consent of all the other members of the company, to sell hereunder only some of the shares comprised in his transfer notice.

(i)	Any share may be transferred by a member to the spouse, child or remoter issue or parent, brother or sister of that member or to a company beneficially owned or controlled by such member and any share of a deceased member may be transferred by his personal representatives to any widow, widower, child or remoter issue or parent, brother or sister of such deceased member and shares standing in the name of the trustees of any deceased member may be transferred upon any change of trustees to the trustees for the time being of such member; and where the member is a body corporate any share may be transferred by such member to its subsidiary or holding company or to a company controlled by such holding company. The rights of pre-emption hereinbefore conferred in this regulation shall not arise on the occasion of any such transfer or transfers as aforesaid and regulation 28 shall be read subject to this paragraph.
TRANSMISSION OF SHARES
35.	In case of the death of a member the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

36.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy, as the case may be.

37.	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer was a transfer signed by that member.

38.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the company.
          Provided always that the directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days the directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.
FORFEITURE OF SHARES
39.	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the directors may at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

40.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

41.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time, thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the directors to that effect.

42.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

43.	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the company all moneys which, at the date of forfeiture, were payable by him to the company in respect of the shares, but his liability shall cease if and when the company shall have received payment in full of all such moneys in respect of the shares.

44.	A statutory declaration in writing that the declarant is a director or the secretary of the company, and that a share in the company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45.	The provisions of these regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.
CONVERSION OF SHARES INTO STOCK
46.	The company may by ordinary resolution convert any paid-up shares into stock, and reconvert any stock into paid-up shares of any denomination.

47.	The holders of stock may transfer the same, or any part thereof, in the same manner, and subject to the same regulations, as and subject to which the shares from which the stock arose might previously to conversion have been transferred, or as near thereto as circumstances admit; and the directors may from time to time fix the minimum amount of stock transferable but so that such minimum shall not exceed the nominal amount of the shares from which the stock arose.

48.	The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred that privilege or advantage.

49.	Such of the regulations of the company as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.
ALTERATION OF CAPITAL
50.	The company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

51.	The company may by ordinary resolution:-
(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60 (1) (d) of the Law;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.
52.	The company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law.
GENERAL MEETINGS
53.	The company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it, and not more than fifteen months shall elapse between the date of one annual general meeting of the company and that of the next. Provided that so long as the company holds its first annual general meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The annual general meeting shall be held at such time and place as the directors shall appoint.

54.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

55.	The directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or, in default, may be convened by such requisitionists, as provided by section 126 of the Law. If at any time there are not within Cyprus sufficient directors capable of acting to form a quorum, any director or any two members of the company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the directors.
NOTICE OF GENERAL MEETINGS
56.	An annual general meeting and a meeting called for the passing of a special resolution shall be called by twenty-one days’ notice in writing at the least, and a meeting of the company other than an annual general meeting or a meeting for the passing of a special resolution shall be called by fourteen days’ notice in writing at the least. The notice shall be exclusive of the day on which it is given, and shall specify the place, the day and the hour of meeting and, in case of special business, the general nature of that business and shall be given, in manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the company in general meetings to such persons as are, under the regulations of the company, entitled to receive such notices from the company.

          Provided that a meeting of the company shall, notwithstanding that it is called by shorter notice than that specified in this regulation, be deemed to have been duly called if it is so agreed:-
(a)	in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent in nominal value of the shares giving that right.
57.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice, shall not invalidate the proceedings at that meeting.
PROCEEDINGS AT GENERAL MEETINGS
58.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets, and the reports, of the directors and auditors, the election of directors in the place of those retiring and the appointment of, and the fixing of the remuneration of the auditors.

59.	No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; save as herein otherwise provided, two members present in person or by proxy shall be a quorum.

60.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the members present shall be a quorum.

61.	The chairman, if any, of the board of directors shall preside as chairman at every general meeting of the company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act the directors present shall elect one of their number to be chairman of the meeting.

62.	If at any meeting no director is willing to act as chairman or if no director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be chairman of the meeting.

63.	The chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

64.	At any general meeting any resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded -
(a)	by the chairman; or

(b)	by at least two members present in person or by proxy; or

(c)	by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member or members holding shares in the company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll be so demanded a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.
65.	Except as provided in regulation 68, if a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

66.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting shall not have a casting vote.

67.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll.
VOTES OF MEMBERS
68.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member present in person shall have one vote,

and on poll every member shall have one vote for each share of which he is the holder.

69.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

70.	A member of unsound mind, or in respect of whom an order has been made by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by the administrator of his property, his committee, receiver, curator bonus, or other person in the nature of an administrator, committee, receiver or curator bonus appointed by that Court, and any such administrator, committee, receiver, curator bonus or other person may, on a poll, vote by proxy.

71.	No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the company have been paid.

72.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

73.	On a poll votes may be given either personally or by proxy.

74.	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a corporation, either under seal, or under the hand of an officer or attorney duly authorised. A proxy need not be a member of the company.

75.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the company or at such other place within Cyprus as is specified for that purpose in the notice convening the meeting at any time before the time for holding the meeting or adjourned meeting, at which the person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

76.	An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit -

“ Limited”.

(Name of the Company)

I/We , of ,

being a member/members of the above-named company, hereby

appoint of ,

or falling him of ,

as my/our proxy to vote for me/us or my/our behalf at the annual or extraordinary, as the case may be) general meeting of the company, to be held on the day of ,

19 , and at any adjournment thereof.

Signed this day of ,19 ”.

77.	Where it is desired to afford members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit -

“ Limited”.

(Name of the Company)

I/We , of ,

being a member/members of the above-named company, hereby

appoint of ,

or falling him of ,

as my/our proxy to vote for me/us or my/our behalf at the annual or extraordinary, as the case may be) general meeting of the company, to be held on the day of ,

19 , and at any adjournment thereof.

Signed this day of ,19 ”.

This form is to be used in favour of/* against the resolution. Unless otherwise instructed, the proxy will vote as he thinks fit.

*	Strike out whichever is not desired.
78.	The instrument appointment a proxy shall be deemed to confer authority to demand or join in demanding a poll.

79.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the company at the office before the commencement of the meeting or adjourned meeting at which the proxy is used.

80.	Subject to the provisions of the Law, a resolution in writing signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives)

shall be as valid and effective as if the same had been passed at a general meeting of the company duly convened and held. Any such resolution may consist of several documents in the like form each signed by one or more of the members or their attorneys, and signature in the case of a corporate body which is a member shall be sufficient if made by a director or other authorized officer thereof or its duly appointed attorney.
CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS
81.	Any corporation which is a member of the company may be resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the company or of any class of members of the company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the company.
DIRECTORS
82.	Unless and until otherwise determined by the company in General Meeting, the number of the directors shall be at least one and there shall be no maximum number. The first directors of the company shall be appointed in writing by the subscribers to the memorandum of association or a majority of them and it shall not be necessary to hold any meeting for that purpose.

83.	The remuneration of the directors shall from time to time be determined by the company in general meeting. Such remuneration shall be deemed to accrue from day to day. The directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the company or in connection with the business of the company.

84.	The shareholding qualification for directors may be fixed by the company in general meeting, and unless and until so fixed no qualification shall be required.

85.	A director of the company may be or become a director or other officer of, or otherwise interested in, any company promoted by the company or in which the company may be interested as a shareholder or otherwise, and no such director shall be accountable to the company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the company otherwise directs.
BORROWING POWERS
86.	The directors may exercise all the powers of the company to borrow money, and to charge or mortgage its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the company or of any third party.

POWERS AND DUTIES OF DIRECTORS
87.	The business of the company shall be managed by the directors, who may pay all expenses incurred in promoting and registering the company, and may exercise all such powers of the company as are not, by the Law or by these regulations, required to be exercised by the company in general meeting, subject, nevertheless to any of these regulations, to the provisions of the Law and to such regulations, being not inconsistent with the aforesaid regulations or provisions as may be prescribed by the company in general meeting but no regulation made by the company in general meeting shall invalidate any prior act of the directors which would have been valid if that regulation had not been made.

88.	The directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these regulations) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

89.	The company may exercise the powers conferred by section 36 of the Law with regard to having an official seal for use abroad, and such powers shall be vested in the directors.

90.	The company may exercise the powers conferred upon the company by sections 114 to 117 (both inclusive) of the Law with regard to the keeping of a dominion register, and the directors may (subject to the provisions of those sections) make and vary such regulations as they may think fit respecting the keeping of any such register.
91.	(1)	A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company shall declare the nature of his interest at a meeting of the directors in accordance with section 191 of the Law.
(2)	A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

(3)	A director may hold any other office or place of profit under the company (other than the office of auditor) in conjunction with his office of director for such period and on such terms (as to remuneration and otherwise) as the directors may determine and to director or intending director shall be disqualified by his office from contracting with the company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the company in which any director is in any way interested, be liable be avoided, nor shall any director so contracting or being so interested be liable to account to the company for any profit realised by any such contract or arrangement by reason of such director holding that office or of the fiduciary relation thereby established.
(4)	Any director may act by himself or his firm in a professional capacity for the company, and he or his firm shall be entitled to remuneration for professional services as if he were not a director; provided that nothing herein contained shall authorise a director or his firm to act as auditor to the company.
92.	All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, and all receipts for moneys paid to the company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the directors shall from time to time by resolution determine.

93.	The directors shall cause minutes to be made in books provided for the purpose:-
(a)	of all appointments of officers made by the directors;

(b)	of the names of the directors present at each meeting of the directors and of any committee of the directors;

(c)	of all resolutions and proceedings at all meetings of the company, and of the directors, and of committees of directors.
PENSIONS
94.	The directors may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any person or persons in respect of services rendered by him or them to the company whether as managing director or in any other office or employment under the company or indirectly as officers or employees of any subsidiary, associated or allied company of the company, notwithstanding that he or they may be or may have been directors of the company and the company may make payments towards insurances, trusts, schemes or funds for such purposes in respect of such person or persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such person or persons.
DISQUALIFICATION OF DIRECTORS
95.	The office of director shall be vacated if the director:-
(a)	ceases to be director by virtue of section 176 of the Law; or

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	becomes prohibited from being a director by reason of any order made under section 180 of the Law; or

(d)	becomes of unsound mind; or

(e)	resigns his office by notice in writing to the company.
APPOINTMENT OF ADDITIONAL DIRECTORS
AND REMOVAL OF DIRECTORS
96.	The directors shall have power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the number fixed in accordance with these regulations. Any director so appointed shall hold office, only until the next following annual general meeting, and shall then be eligible for re-election.

97.	The company may by ordinary resolution, of which special notice has been given in accordance with section 136 of the Law, remove any director before the expiration of this period of office notwithstanding anything in these regulations or in any agreement between the company and such director. Such removal shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the company.

98.	At any time, and from time to time, the company may (without prejudice to the powers of the directors under regulation 96) by ordinary resolution appoint any person as director and determine the period for which such person is to hold office.
PROCEEDINGS OF DIRECTORS
99.	The Directors may meet together for the despatch of business, adjourn, and otherwise regulate their meetings, as they think fit and questions arising at any meeting shall be decided by a majority of votes. A director may, and the secretary on the requisition of a director shall, at any time summon a meeting of the directors. It shall be necessary to give a 96 hour notice of a meeting of directors to any director for the time being absent from Cyprus who has supplied to the company a registered address situated outside Cyprus.

100.	The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two directors or his/hers alternates.

101.	The continuing directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the regulations of the company as the necessary quorum of directors, the continuing directors or director may act for the purpose of increasing the number of directors to that number, or of summoning a general meeting of the company, but for no other purpose.
102.	The directors may elect a chairman of their meeting and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the directors present may choose one of their number to be chairman of the meeting.

103.	The directors may delegate any of their powers to a committee or committees consisting of such member or members of their body as they thing fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors, as to its powers, constitution, proceedings, quorum or otherwise.

104.	A committee may elect a chairman. of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

105.	Subject to any regulations imposed on it by the directors, a committee may meet and adjourn as it thinks proper and questions arising at any meeting shall be determined by a majority of votes of the members present.

106.	All acts done by any meeting of the directors or of a committee or directors or by any person acting as a director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

107.	A resolution in writing signed or approved by letter, telegram or cablegram by each director or his alternate shall be as valid and effectual as if it had been passed at a meeting of the directors duly convened and held and when signed may consist of several documents each signed by one or more of the persons aforesaid.
ALTERNATE DIRECTORS
108.	(a)	Each director shall have power from time to time to nominate another director or any person, not being a director, to act as his alternate director and at his discretion to remove such alternate director.
(b)	An alternate director shall (except as regards power to appoint an alternate director and remuneration) be subject in all respects to the terms and conditions existing with reference to the other directors, and shall be entitled to receive notices of all meetings of the directors and to attend, speak and vote at any such meeting at which his appointer is not present.

(c)	One person may act as alternate director to more than one director and while he is so acting shall be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate director shall be in addition to his own vote.

(d)	Any appointment or removal of an alternate director may be made by cable, telegram or radiogram or in any other manner approved by the directors. Any cable, telegram or radiogram shall be confirmed as soon as possible by letter but may be acted upon by the company meanwhile.

(e)	If a director making any such appointment as aforesaid shall cease to be a director otherwise than by reason of vacating his office at a meeting of the company at which he is reelected, the person appointed by him shall thereupon cease to have any power or authority to act as an alternate director.

(f)	A director shall not be liable for the acts and defaults of any alternate director appointed by him.

(g)	An alternate director shall not be taken into account in reckoning the minimum or maximum number of directors allowed for the time being but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the directors attended by him at which he is entitled to vote.
MANAGING DIRECTOR
109.	The directors may from time to time appoint one or more of their body to the office of managing director for such period and on such terms as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. His appointment shall be automatically determined if he ceases from any cause to be a director.

110.	A managing director shall receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the directors may determine.

111.	The directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
SECRETARY
112.	The secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

113.	No person shall be appointed or hold office as secretary who is:-
(a)	the sole director of the company; or

(b)	a corporation the sole director of which is the sole director of the company; or

(c)	the sold director of a corporation which is the sole director of the company.
114.	A provision of the Law or these regulations requiring or authorising a thing to be done by or to a director and the secretary shall not be satisfied by its being done by or to the same person acting both as director and as, or in place of, the secretary.
THE SEAL
115.	The directors shall provide for the safe custody of the seal, which shall only be used by the authority of the directors or of a committee of the directors authorised by the directors in that behalf, and every instrument to which the seal shall be affixed shall be signed by a director and shall be countersigned by the secretary or by a second director or by some other person appointed by the directors for the purpose.
DNIDENDS AND RESERVE
116.	The company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the directors.

117.	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the company.

118.	No dividend shall be paid otherwise than out of profits.

119.	The directors may, before recommending any dividend, set aside out of the profits of the company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors be applicable for any purpose to which the profits of the company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the company or be invested in such investments (other than shares of the company) as the directors may from time to time think fit. The directors may also without placing the same to the reserve carry forward any profits which they may think prudent not to divide.

120.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this regulation as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.
121.	The directors may deduct from any dividend payable to any member all sums of money (if any) presently payable by him to the company on account of calls or otherwise in relation to the shares of the company.

122.	Any general meeting declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other company or in anyone or more of such ways, and the directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the directors.

123.	Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the pose directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the register of members or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

124.	No dividend shall bear interest against the company.
ACCOUNTS
125.	The directors shall cause proper books of account to be kept with respect to:-
(a)	all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the company; and

(c)	the assets and liabilities of the company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the company’s affairs and to explain its transactions.
126.	The books of account shall be kept at the registered office of the company, or, subject to section 141 (3) of the Law, at such other place or places as the directors think fit, and shall always be open to the inspection of the directors.

127.	The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the company or any of them shall be open to the inspection of members not being directors and no member (not being a director) shall have any right of inspecting any account or book or document of the company except as conferred by statute or authorised by the directors or by the company in general meeting.

128.	The directors shall from time to time, in accordance with sections 142, 144 and 151 of the Law, cause to be prepared and to be laid before the company in general meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as are referred to in those sections.

129.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the company in general meeting, together with a copy of the auditors’ report shall not less than twenty-one days before the date of the meeting be sent to every member of, and every holder of debentures of the company and to every person registered under regulation 37. Provided that this regulation shall not require a copy of those documents to be sent to any person of whose address the company is not aware or to more than one of the joint holders of any shares or debentures.
CAPITALISATION OF PROFITS
130.	The company in general meeting may upon the recommendation of the directors resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution, amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures of the company to be allotted, distributed and credited as fully paid up to and amongst such members in the proportions aforesaid, or partly in the one way and partly in the other, and the directors shall give effect to such resolution:
     Provided that a share premium account and a capital redemption reserve fund may, for the purposes of this regulation only be applied in the paying up of unissued shares to be issued to members of the company as fully paid bonus shares.
131.	Whenever such a resolution as aforesaid shall have been passed the directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issued of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the directors to make such provisions by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions and also to authorise any person to enter on behalf of all the members entitled thereto into an agreement with the company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.
AUDIT
132.	Auditors shall be appointed and their duties regulated in accordance with sections 153 to 156 (both inclusive) of the Law.
NOTICES
133.	A notice may be given by the company to any member either personally or by sending it by post to him or to his registered address, or (if he has no registered address) to the address supplied by him to the company for the giving of notice to him. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice, and to have been effected in the case a notice of a meeting at the expiration of 24 hours after the letter containing the same is posted, and in any other case at the time at which the letter would be delivered in the ordinary course of post.

134.	A notice may be given by the company to the joint holders of a share by giving the notice to the joint holder first named in the register of members in respect of the share.

135.	A notice may be given by the company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

136.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:-
(a)	every member except those members who (having no registered address) have not supplied to the company an address for the giving of notices to them;

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a member where the member but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)	the auditor for the time being of the company.
No other person shall be entitled to receive notices of general meetings.
WINDING UP
137.	If the company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the company and any other sanction required by the Law, divide amongst the members in specie or kind the whole or any part of the assets of the company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.
INDEMNITY
138.	Every director or other officer for the time being of the company shall be indemnified out of the assets of the company against any losses or liabilities which he may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings whether civil or criminal in which judgement is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law in which relief is granted to him by the Court and no director or officer of the company shall be liable for any loss, damage or misfortune which may happen to or be incurred by the company in the execution of the duties of his office or in relation thereto. But this clause shall only have effect in so far as its provisions are not avoided by section 197 of the Law.

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS

1.
LAKOSERVICES LTD
Company Limited by Shares
36 Byron Avenue
Nicosia
Dated today the                      day of                      2002
Witness to the above signatures:-
Name:

Occupation:

Address: